Exhibit 10.18
Short Term Incentive Plan (STIP)

Purpose: The purpose of the Short Term Incentive Plan (“STIP” or “Plan”) is to motivate and reward eligible team members of Signet Jewelers Limited or an affiliated corporation or entity controlled by Signet Jewelers Limited (the “Company”) by making a portion of their cash compensation dependent on the achievement of corporate and/or banner performance goals. This plan document will be posted for team members’ reference to help ensure transparency in pay practices.

Administration: The STIP is administered by Human Capital Management and Compensation Committee of the Company’s Board of Directors (the “Committee”). The Company, the Board of Directors and the Committee, as its delegate, have complete discretion to establish any STIP terms, interpret and apply the STIP terms, and to amend the STIP terms or terminate the STIP at any time, including as required to comply with local law.

Performance Period: The “Performance Period” for this Plan is the Company’s fiscal year, which ends on the Saturday nearest to January 31 in each year.

Eligibility to Participate: Team members employed with the Company in North America, United Kingdom and Israel on a full-time or part-time basis in a Support Center/Corporate role may be designated by the Company as eligible to participate in the STIP. Team members working for the Company through a temporary agency, in a contractor role, or as interns and/or seasonal team member (or similar status in any country) are not eligible for the STIP. The Company reserves the right to determine eligibility in its sole discretion, and may change eligibility provisions at any time.

Team members that commence employment on or after the first day of the 4th quarter of the fiscal year are not eligible until the following fiscal year. Team members covered by a sales commission program or another annual cash incentive program based on eligible compensation are not eligible for the STIP.

A team member who is eligible to participate in the STIP is a “Participant.” A team member might only be a Participant for a portion of a fiscal year, such as when a team member is promoted into a newly eligible position, or has been demoted.

Establishment of STIP Performance Goals, Targets and Payout Amounts: Any potential STIP payout to a Participant is determined by the Committee in its sole discretion by reference to the Participant’s eligible compensation, incentive target percentage and achievement level of each performance goal and payout level, as described below.

Eligible Compensation: Eligible compensation for a salaried Participant is the annualized compensation calculated based on the employee’s salary (without social and fringe benefits), prorated for the number of days eligible for the fiscal year. Eligible compensation for an hourly paid Participant is the rate of hourly pay multiplied by the Participant’s scheduled and performed weekly hours during the fiscal year.

Incentive Target Percentage: Each Participant will have a STIP incentive target expressed as a percentage of eligible compensation. For example, a Participant with eligible compensation of $50,000 and an incentive target percentage of 10% has an annual incentive target of $5,000 ($50,000 x 10%).

The STIP may pay out above or below the annual incentive target subject to the Company’s performance results and the payout level associated with those results. Management and/or the Committee may modify a Participant’s incentive target percentage at any time.

Performance Goals: Each Performance Period, the Committee has full discretion to establish the performance goals to be applicable to a Participant, as further illustrated on Exhibit A.

Achievement Level and Payout Level: Each Performance Period, the Committee will also establish achievement levels for each performance goal that correspond to specified payout levels. The payout is determined based upon actual performance relative to achievement level (threshold, target and maximum), as follows:

    Threshold - the minimum achievement level that results in a STIP payout. The payout at threshold level of achievement, for example, could be set at 25% of the Participant’s annual incentive target. (25% x $5,000 in the example above)
    Target - the achievement level that results in a payout at a Participant’s target award level. The payout at target is 100% of a Participant’s annual incentive target. (100% x $5,000 in the example above)
    Maximum - the achievement level that must be met or exceeded for the highest payout level, such as 200% of Participant’s annual incentive target. (200% x $5,000 in the example above)

    The payout percentage is linear and results are interpolated for payouts between the threshold, target and maximum achievement levels compared to actual achievement

Example: Following is a hypothetical example:
    Eligible compensation = $50,000
    STIP Incentive Target Percentage = 10%
    Performance Goal = Target revenue of $100 million
    Maximum level of achievement = $150 million
    Achievement Level (revenue is above Target at $105 million) = 110% achievement
    The payout percentage is linear and results are interpolated for payouts between the threshold, target and maximum achievement levels compared to actual results
    Result: $50,000 x 10% x 110% = $5,500 STIP payment

The Committee may utilize discretion to increase or decrease the achievement level and, therefore, the resulting payout level, and to determine payouts for performance that falls between the threshold, target and maximum levels.
Proration. The potential STIP payouts will be prorated downwards for new hires, promotions, demotions and Participants on a leave of absence to reflect the time that the Participant was eligible to participate during the Performance Period.

If a Participant is eligible under the STIP at different target percentages during the fiscal year, the STIP payout will be calculated separately for each portion of the fiscal year for which a different percentage applies. Each such portion will be determined based on a fraction, the numerator of which is the number of eligible days the Participant was actively employed excluding days the employee is on a leave of absence by the Company in the applicable eligible role during the Performance Period, and the denominator of which is the total number of days in the Performance Period, which is then multiplied by the applicable eligible compensation and STIP Incentive Target Percentage for that period.

Example: Following is a hypothetical example:
    If the Participant started the fiscal year in a role that had a target of 10% and eligible compensation of $40,000 and then is promoted after 3 months into a new role that has a target of 15% and eligible compensation of $45,000, the Participant’s STIP target would be $6,062.50 (10% * $40,000 * 3/12 + 15% * $45,000 * 9/12).

If a Participant is on a leave of absence for a portion of the Performance Period, the Participant’s eligible compensation will be prorated downwards to reflect the time that the Participant was eligible to participate during the Performance Period. A Participant who is receiving workers’ compensation benefits or disability benefits under a Company plan or state law is considered to be on a leave of absence (provided this does not conflict with the laws of any country).

If a Participant is terminated and is re-employed during the Performance Period, the gap period (the period between the date of termination and the date of rehire) will be disregarded for STIP calculations (i.e., will not entitle the Participant to a payment for such period). If the gap period equals or exceeds six months, the period of employment before the termination will also be disregarded. However, both periods of employment will be considered for the STIP calculations if the gap period is less than six months.

Timing and Form of STIP Payout: After the end of the Performance Period, the Committee will confirm (A) the extent to which the Company’s performance results have satisfied the performance goals over the Performance Period and (B) the corresponding payout based on the achievement level of such performance goals during such Performance Period. Payouts will be made during the period beginning March 10th and ending on May 31st following the end of the applicable Performance Period, provided that in no event will payouts will be made no later than the date that is two and one-half months after the end of the Company’s taxable year to which awards relate or the Participant’s taxable year in which such Participant becomes entitled to the payout. The form of payment, to the extent the performance goals are achieved, for each eligible Participant will be a cash lump sum payment. The STIP payment is subject to statutory payroll withholdings and other applicable withholdings at the time of payment. The Company will deduct applicable wage garnishments and/or child support enforcement agency payments from the STIP payment (or similar deductions in any country) as required by law.

Except as provided below under Termination of Employment, a Participant must be actively employed by the Company on the STIP payout date to receive payment.

Termination of Employment: An eligible team member must be actively employed as of the date of payment to receive a STIP payment, with the following exceptions or as otherwise provided in a Participant’s Termination Protection Agreement (or similar agreement).

If a Participant dies prior to the payout date for the Performance Period, the Participant’s legatees, personal representative, distributees or estate (as applicable under laws of descent and distribution) will be eligible to receive a prorated payout subject to the Committee’s confirmation of the achievement level after the end of the Performance Period, based on the number of days the Participant was actively employed as described above.
If a Participant terminates employment due to disability prior to the payout date for the Performance Period, the Participant will be eligible to receive a prorated payout subject to the Committee’s confirmation of the achievement level, based on the number of days the Participant was actively employed during the Performance Period as described above. “Disability” means that the Company’s long-term disability plan has determined that the Participant is eligible for long-term disability benefits by reason of any medically determination physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
For U.S. and Canada Participants Only: If Participant’s service terminates prior to the payout date for the Performance Period due to Retirement the Participant will be eligible to receive a prorated payout subject to the Committee’s confirmation of the achievement level, based on the number of days the Participant was actively employed during the Performance Period as described above. “Retirement” means termination of the Participant’s employment by the Company on or following the Participant’s 60th birthday with at least five (5) years of employment, or such earlier date as provided in a written agreement between the Company and the Participant (excluding such a termination at a time when the Company may terminate the Participant for cause, as determined by the Committee).
409A and Exceptions for U.S. Participants: The STIP is designed to comply with the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). This means that payments under the STIP are not intended to be subject to the 409A deferred compensation rules. The Company and Participants may entire into written agreements that override STIP terms, in which case, consideration should be given to potential 409A issues.
Clawback: In the event of a material restatement of the Company’s financial statements, the Company reserves the right to recover (clawback, recoup), or reduce the level of any payment otherwise to be made under the STIP. In addition, the STIP payment is subject to any clawback policy adopted by the Company or required by law or applicable stock exchange rules.

Employment Rights. The STIP is not intended as a contract of employment or guarantee of employment for any given period of time. Except as otherwise provided in a binding agreement between the Company and the Participant, no person has any right to compensation or damages on account of any loss in respect of the STIP where such loss arises (or is claimed to arise), in whole or in part, from termination of employment (however termination of employment is caused and however compensation or damages may be claimed). The value of any benefits under the STIP will not be taken into account in determining any salary related benefit, pension or similar entitlements. Without limiting the foregoing, for Participants in Israel, the STIP shall not be deemed as a salary for any purpose and intent, including for pension arrangement and severance pay. The receipt of a benefit under the STIP does not provide any person with a right to receive a further or additional benefit under the STIP.
Administration. Any decision under the STIP, and whether to consider making such a decision, shall be entirely at the discretion of the Committee, and any such decision shall be final and binding on all parties. The Committee will determine any question of interpretation and settle any dispute arising under the STIP, and any such determination shall) be final and binding on all parties. If any matter arises in connection with the STIP or its operation for which provision is not made in this document such matter shall be resolved, dealt with or provided for in such manner as the Committee shall in its absolute discretion think fit and any related action taken by the Committee shall be final and binding on all parties.

Data Protection: For Participants in the United Kingdom, the purpose of operating the STIP, the Company will collect and process information relating to Participants in accordance with the privacy notice which is available on the Company’s intranet.

EXHIBIT A

Corporate STIP Goals for FY[__]

Performance Goal* (Weighting)	Achievement Level for Threshold	Achievement Level for Target	Achievement Level for Maximum
[_____________________] ([__}%)	[__]	[__]	[__]
[_____________________] ([__]%	[__]	[__]	[__]
Corporate STIP Payout Levels based on Achievement Level for FY[__]

	Threshold	Target	Maximum
Payout Level	[25]%	[100]%	[200]%
The payout level (%) will be a linear interpolation of achievement based on actual results.

Other FY[__] STIP Terms
•Eligible team members will have the potential to earn up to [100]% payout for performance between threshold and target and up to [200]% for achievement above target.
•[If applicable, provide for any special calculation of “actual” performance in the event of a Change of Control]

*Potential Performance Goals that may, among others, be selected at the Committee’s sole discretion for a Performance Period include:

Company Goals
· Asset/Asset Ratio
· Book value per share
· Budget
· Capital efficiency
· Comparable Store Sales
· Comparable Sales
· Costs
· Cash Flow
· Cash flow growth
· Cash from operations
· Delivery
· EBIT
· Adjusted EBIT
· EBITDA
· Expense
· Expense management/reduction
· EPS
· EBIT margin
· EVA
· Free Cash Flow
· Gross profit margin
· Inventory
· Inventory Management

· Inventory Turnover
· Liquidity
· Market share
· Net Income
· Adjusted net income
· Net operating income
· Sales
· Store Sales
· Operating Income
· Operating margin
· Operating profit
· Operational efficiency
· Production quota
· Improvement in Capital Structure
· Pre-tax income
· Revenue
· ROA
· ROE
· ROI
· ROIC
· ROCE
· SG&A expense
· Stock price
· Stock price growth
· Store openings
· Store closings
· Strategic business criteria (specified market penetration, geographic business expansion, acquisition goals, etc.)
· TSR
· Volume/orders/transactions
· Market share
· Net promoter score
· Working Capital

Individual Goals
· Diversity
· Expense Management
· Environmental/sustainability
· Employee engagement
· Individual scorecard
· Implementation of specific plans and policies
· Negotiation of transactions
· Research and development collaborations
· Completion of corporate transactions
· Staff training
· Corporate social responsibility
· Other, non-financial goals
· Associate engagement

· Customer satisfaction
· Service/quality
· Safety/occupational injury

Any performance goal may be (i) used to measure the performance of the company and/or any of its subsidiaries or affiliates as a whole (absolute performance goal), any business unit or combination thereof against any goal including past performance or compared to the performance of a group of comparable companies or a published index (relative performance goal)

Performance goals that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP) or on a non-GAAP basis, as determined by the Committee. The Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals to reflect events including:

· asset impairment expenses or write-downs;
· litigation, claims, judgments or settlements;
· unusual, infrequently occurring, extraordinary or non-operating items;
· restructurings,
· acquisitions, divestitures or discontinued operations,
· transaction-related expenses;
· stock dividends, splits, combinations or exchanges of stock; and
· the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.